EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We have issued our report dated February 14, 2003 accompanying the financial statements of Nephros, Inc. as of December 31, 2002 and for the years ended December 31, 2002 and 2001 and for the period from inception (April 3, 1997) to December 31, 2002, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



                                    /S/ GRANT THORNTON LLP


February 26, 2003
New York, New York